Exhibit 99.(a)(5)(D)

JMP GROUP ANNOUNCES THE TERMINATION OF SELF-TENDER OFFER

SAN FRANCISCO, Mar. 19, 2020 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm (the “Company”), today announced that it has terminated its previously announced self-tender offer to purchase up to 1,000,000 shares representing limited liability company interests in JMP Group LLC (the “Shares”) at a purchase price per Share of $3.25, which was due to expire at 11:59 p.m., New York Time, on April 3, 2020 (the “Tender Offer”), as a result of certain conditions, including share price and market index conditions to the Tender Offer not having been satisfied. As a result of this termination, no Shares will be purchased in the Tender Offer and all Shares previously tendered and not withdrawn will be promptly returned to tendering holders.

The Company’s obligation to acquire Shares pursuant to the Tender Offer was subject to various terms and conditions as specified in the Offer to Purchase and Letter of Transmittal documents that were distributed to holders, including conditions that specified that the following shall not have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (ii) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iii) any change or event occurs, is discovered, or is threatened relating to the Company’s business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or otherwise), income, operations or prospects or in ownership of its Shares, which in its reasonable judgment is or may be material to the Company or otherwise makes it inadvisable for the Company to proceed with the Offer; (iv) a 10% or greater decrease in the market price of the Company’s Shares measured from the close of business on February 21, 2020, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in the Company’s reasonable judgment, a material adverse effect on its business, condition (financial or otherwise), income, operations or prospects or that of its subsidiaries, taken as a whole, or on the trading in its Shares; and (v) any decline in the Nasdaq Composite Index, the New York Stock Exchange Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index of at least 10% measured from the close of business on February 21, 2020.

Under the terms of the Tender Offer, once such a trading suspension, international crisis, or decrease in market prices occurred at any time prior to the expiration of the Tender Offer, and regardless of any subsequent reopening of trading or share price or market index changes, the Company had the right to terminate the Tender Offer.

On March 12, 2020 and March 16, 2020, the New York Stock Exchange (“NYSE”) suspended trading for fifteen minutes following a material decline in the S&P 500 Index. In addition, on March 16, 2020, each of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index, and the S&P 500 Index experienced a decrease of more than 10% in the general level of market prices for equity securities in the United States. In addition, the Company believes that the COVID-19 situation in the United States qualifies as a national crisis.

Accordingly, the Company has exercised its right to terminate the Tender Offer as a result of these triggering events having occurred. As a result of this termination, no Shares will be purchased in the Tender Offer and all Shares previously tendered and not withdrawn will be promptly returned to tendering holders.

© 2020 JMP Group LLC

The Company may seek opportunities in the future to repurchase Shares from time to time, subject to applicable law. Such future repurchases, if any, may be effectuated through open market purchases under a plan that complies with Rules 10b-18 and 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through private purchases or through other similar transactions, and would be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Rule 13e-4(f) under the Exchange Act generally prohibits the Company and its affiliates from purchasing any Shares until at least ten business days after the date the Tender Offer was terminated, subject to certain limited exceptions.

Cautionary Note Regarding Forward-Looking Statements

JMP Group LLC has made statements in this press release that are forward-looking statements, including the expected timing, size or other terms of the tender offer and the company’s ability to complete the tender offer. In some cases, you can identify these statements by forward-looking words such as “may”, “will”, “expect”, “plan”, or “believe”, the negative of these terms, and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about the company may include projections of the company’s future financial performance, based on its growth strategies and anticipated trends in its business. These statements are only predictions based on the company’s current expectations and projections about future events. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, there are important factors that could cause the company’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in JMP Group’s 2018 Annual Report on Form 10-K and should carefully review the other reports filed by the company with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. JMP Group LLC is under no duty to, and it does not undertake any obligation to, update or review any of these forward-looking statements after the date of this press release except as required by law.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group LLC conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture capital and private capital activities through Harvest Capital Strategies and JMP Asset Management; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.

Andrew Palmer	Zach Leibowitz
(415) 835-8978	(646) 722-6528
apalmer@jmpg.com	zach@dlpr.com

Michael Falco
(646) 808-3611
michael@dlpr.com

© 2020 JMP Group LLC